EXHIBIT 99.1

Arbutus Recognizes Liver Cancer Awareness Month with Grant to Support the Hepatitis B Foundation’s Patient Storytelling Campaign

VANCOUVER, British Columbia and DOYLESTOWN, Pa., Oct. 03, 2016 (GLOBE NEWSWIRE) -- Arbutus Biopharma Corporation (Nasdaq:ABUS), an industry-leading Hepatitis B Virus (HBV) therapeutic solutions company, today announced a partnership with the Hepatitis B Foundation to support the Patient Storytelling Campaign. This campaign is organized to raise awareness about chronic HBV infection, a global medical unmet need, decrease the associated stigma and discrimination, and promote the importance of increased testing and referral to care for HBV.

“We are excited to provide grant funding to the Hepatitis B Foundation to support an initiative focused on raising awareness about chronic HBV infection, a significant unmet medical need and the leading cause of hepatocellular carcinoma (HCC),” said Dr. Mark J. Murray, Arbutus’ President and CEO. “The Hepatitis B Foundation’s Patient Storytelling Campaign focuses on increasing public awareness and promoting patient screening and care, critical factors that are complementary to our mission of curing HBV. We are focused on developing combination treatment regimens and have assembled a broad portfolio of HBV pipeline assets to allow for efficient discovery and development of proprietary drug combinations to increase cure rates.”

“What better way to acknowledge the burden of the world’s most common, serious liver infection than by creating a program to help people affected by hepatitis B share their stories,” said Joan Block, RN, BSN, executive director and co-founder of the Hepatitis B Foundation. “Our goal is to make hepatitis B an urgent public health priority and to raise public understanding about the true impact of this disease on individual lives through personal storytelling.”

About Liver Cancer Awareness Month
October is designated Liver Cancer Awareness Month to increase attention on this deadly cancer. Chronic hepatitis B infection is the leading cause of primary liver cancer, which is the second leading cause of cancer deaths globally. In the United States, liver cancer is one of the only cancers increasing in incidence while most other cancer rates are declining or stabilizing; it is also the second deadliest cancer with a five-year survival rate less than fifteen percent. The prevention and treatment of hepatitis B is essential to decreasing the burden of morbidity and mortality from primary liver cancer.

About the Hepatitis B Foundation
The Hepatitis B Foundation is the nation’s leading nonprofit organization solely dedicated to finding a cure for hepatitis B and improving the quality of life for those affected worldwide through research, education and patient advocacy. To learn more, go to www.hepb.org.

About Arbutus
Arbutus Biopharma Corporation is a biopharmaceutical company dedicated to discovering, developing and commercializing a cure for patients suffering from chronic hepatitis B infection.  Arbutus is headquartered in Vancouver, BC, Canada with offices in Doylestown, PA, USA. For more information, visit www.arbutusbio.com.

Contact Information
Investors
Adam Cutler
Senior Vice President, Corporate Affairs
Phone: 604.419.3200
Email: acutler@arbutusbio.com

Helia Baradarani
Senior Manager, Investor Relations
Phone: 604.419.3200
Email: hbaradarani@arbutusbio.com

Media
Please direct all media inquiries to: media@arbutusbio.com